Exhibit 6.7

MEMORANDUM

OF

ASSET PURCHASE AND SALE AGREEMENT

MEMORANDUM OF ASSET PURCHASE AND SALE AGREEMENT (this “Memorandum”), dated this 17th day of November, 2015, by and between NEWSBEAT SOCIAL, INC., a Delaware corporation authorized to conduct business in Oregon and having its principal place of business at 3123 NW Industrial Street, Portland, Oregon 97210 (“Buyer”) and ALLSAY, INC., a Delaware corporation having its principal place of business at 10782 Wellworth Boulevard, Los Angeles, California 90024 (“Seller”).

Buyer and Seller acknowledge they inadvertently failed to timely memorialize in writing the transaction which is the subject matter hereof and its effective date of July 1, 2015, and, toward that end, have asked their respective counsel to draft the following Asset Purchase and Sale Agreement (this “Agreement”), which their respective boards of directors shall ratify and approve:

ASSET PURCHASE AND SALE AGREEMENT

WHEREAS, Seller owns certain intellectual property, as more particularly described in Section 1.1 below, and wishes to sell such intellectual property to Buyer;

WHEREAS, Buyer wishes to purchase the intellectual property from Seller; and

WHEREAS, the parties desire to provide for the sale and transfer of the intellectual property upon the terms and subject to the conditions herein set forth; and

NOW, THEREFORE, in exchange for the consideration and the mutual covenants, agreements, and representations and warranties herein contained, the parties, intending to be legally bound, hereby agree as follows:

Article I
Purchase and Sale

Section 1.1.           Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller does hereby agree to sell, transfer, convey, and deliver to Buyer, and Buyer does hereby agree to purchase and accept from Seller, the following intellectual property:

(a)           Domain Names: Allsay.com; Allsay.co; Allsay.org; Allsay.co.uk; Allsay.net; Allsay.org.uk; and Allsay.info (collectively, the “Domain Names”).

(b)           Patent (pending): “Impact Based Content Targeting,” United States Patent and Trademark Office, Application Publication No: US-2015-0242517-A1, August 27, 2015.

(c)           Trademark: “ALLSAY,” United States Patent and Trademark Office, Serial No: 86353501, Notice of Allowance, August 4, 2015.

(d)           Source Code: The source code for the software developed by Seller in the form it exists on the date of this Agreement, more particularly described as AllSay Source Code, Version 1.0, June 30, 2015, being the entirety of the code base to support Seller’s business, including consumer account creation and login, content management system for news articles, and the matching algorithm for consumers to news based on their profile and a series of other inputs (the “Source Code”).

The intellectual property to be sold by Seller to Buyer described above shall be hereinafter collectively referred to as the “Assets”.

Section 1.2.           Consideration for Assets. On the terms and subject to the conditions of this Agreement, Buyer, in full consideration for the transfer to it of the Assets, will transfer to Seller:

(a)           Upon the execution of this Memorandum by Buyer and Seller, 800,000 shares of the $0.0001 par value common stock of Buyer (the “Shares”).

(b)           On January 4, 2016, an additional 1,487,498 Shares, provided, however, Buyer shall transfer said additional Shares to Seller, in whole or in part, from time to time or in a single transaction, prior to January 4, 2016, upon the occurrence of a change in control of Buyer. For purposes of this Agreement, “change in control” shall mean the sale or pending sale to a third party or in the aggregate to third parties of (i) Shares representing a loss of controlling interest in Buyer by Stanley W. Fields, the CEO of Buyer, or (ii) all or substantially all of the assets of Buyer.

Section 1.3.           Assumption of Liabilities. Buyer assumes no liabilities with respect to, in connection with, or arising from the Assets that exist as of the Closing. Buyer assumes liabilities with respect to, in connection with, or arising from the Assets that exist from and after the Closing.

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Section 1.4.           Tax Consequences. The parties agree that (a) the fair market value of the Shares fairly reflects the fair market value of the Assets, and (b) they will report the tax consequences of the transaction contemplated hereby in a manner consistent with this Section 1.4. The parties intend to treat the sale of the Assets pursuant to this Agreement as a taxable transaction for U.S. federal income tax purposes and the parties will not take any position inconsistent with such treatment upon examination of any tax return, in any refund claim, or in any tax litigation or investigation, in each case, unless required by applicable law or with the consent of the other party.

Section 1.5.           Definitions. Capitalized terms shall have the meaning ascribed to them in the text of this Agreement. The following terms shall be defined as follows:

(a)           Knowledge. To the extent set forth herein, the term “to Seller’s Knowledge” (and phrases of similar import) means the actual (as distinguished from implied, imputed or constructive) knowledge of Geoff Campbell, the President of Seller, without Buyer having any obligation to make an independent inquiry or investigation.

(b)           Affiliate. As used herein, the term Affiliate means any individual, corporation, partnership, limited liability company, association, joint venture, trust, or other entity or organization (collectively, for purposes of this Section 1.5(b), a “Person”) that is directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with another Person.

Article II
Closing

Section 2.1.           Closing. The closing of the transaction provided for in this Agreement (the “Closing”) shall take place on July 1, 2015.

Section 2.2.           Instruments of Transfer. At the Closing, Seller shall deliver to Buyer an executed bill of sale in the form attached hereto as Exhibit A, vesting in Buyer title to the Assets. On January 4, 2016, Buyer shall, in accordance with Section 1.2 above, deliver to Seller one or more stock certificates evidencing due and proper transfer of the Shares to Buyer free and clear of any encumbrances. Both Seller and Buyer shall execute and deliver such other documents and pay such expenses as called for by this Agreement or which are usual and customary and which are necessary to close the transaction provided for herein. As of the Closing, Seller shall take all such steps as may be reasonably required to put Buyer in actual possession and control of the Assets; and Buyer, pursuant to Section 1.2 above, shall take all such steps as may be reasonably required to put Seller in actual possession and control of the Shares.

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Article III
Representations and Warranties by Seller

Seller hereby represents and warrants to Buyer as follows:

Section 3.1.           Organization; Standing; Authorization; Capacity.

(a)           Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own and to conduct its business as it is now being conducted

(b)           The execution, delivery, and performance of this Agreement by Seller has been duly authorized and consented to by the board of directors of Seller, and no further action or other authorization or consent is required.

(c)           Upon execution and delivery hereof, this Agreement shall constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(d)           Seller is not in violation of any of its organizational documents. Neither the execution and delivery of this Agreement by Seller nor the performance by Seller of the transaction contemplated hereby will violate any provision of the organizational documents of Seller.

(e)           The Closing of the transaction contemplated by this Agreement will not result in a breach, violation, or default by Seller of or under any judgment, decree, mortgage, agreement, indenture, other instrument, or rule, regulation, or statute applicable to Seller or to which Seller is a party or by which Seller is bound.

(f)           There has been no material adverse change in the nature of the Assets, except changes occurring in the ordinary course of business, nor to Seller’s Knowledge has there been any litigation or development or threatened or probable litigation or development which materially and adversely affects or may affect the Assets.

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(g)           Seller has not subjected the Assets to any encumbrances.

(h)           Seller has not entered into any transaction or agreement, or any modification or cancellation thereof, which materially and adversely affects the Assets.

Section 3.2.           Rights of Third Parties. Seller has not entered into any note, license, or agreement, recorded or unrecorded, granting rights or any security interest to third parties in the Assets, and no person, other than Seller, has any right to control or possession of the Assets.

Section 3.3.           Assets.

(a)           Seller has title to all of the Assets, not subject to any mortgage, lien, security interest, or other encumbrance.

(b)           Seller has the legal right to use the Assets in the trade areas in which they are currently used.

Section 3.4.           Litigation.

(a)           To Seller’s Knowledge, no action or proceeding before any court or governmental body is pending or threatened involving Seller, wherein a judgment, decree, or order would have a material adverse effect on the Assets or the transaction contemplated under this Agreement, or which would prevent the carrying out of this Agreement, declare unlawful the transaction contemplated by this Agreement, cause such transaction to be rescinded, or require Buyer to divest itself of the Assets.

(b)           There is no appropriation, expropriation, or seizure of any of the Assets that is pending or, which, to Seller’s Knowledge, has been threatened against Seller.

(c)           To Seller’s Knowledge, the Assets do not infringe upon any patent, trademark, or other proprietary right, domestic or foreign, of any person in respect of which there is any significant likelihood that it would have a material adverse effect on the Assets.

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Section 3.5.           Court Orders and Decrees. There is not outstanding or, to Seller’s Knowledge, threatened, any order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against or affecting Seller, relating to the Assets.

Section 3.6.           Effect of this Transaction. Neither the execution and delivery of this Agreement nor the completion and performance of the transaction contemplated hereby will:

(a)           Give any person the right to terminate or cancel any contractual or other rights with Seller where such termination or cancellation would have a material adverse effect on the Assets.

(b)           Violate any restriction of any nature applicable to Seller relating to the disposition of the Assets.

(c)           Result in the creation of any liens or encumbrances on the Assets or in the default under any agreement giving a third party security against the Assets.

(d)           Violate any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment, or decree to which Seller is a party or by which Seller is bound, the violation of which may have a material adverse effect on the Assets or impair the legality or enforceability of this Agreement or the transaction contemplated hereby.

Section 3.7.           No Intentional Omissions or Failure to Disclose. Seller has not intentionally omitted or failed to disclose any material information with respect to this Agreement or the transaction contemplated hereby.

Section 3.8. No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR THE QUALITY OR FITNESS OF THE ASSETS FOR THEIR INTENDED PURPOSES OR ANY PARTICULAR PURPOSE) WITH RESPECT TO SELLER OR THE ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS COUNSEL, ACCOUNTANTS, OR ADVISORS WITH RESPECT TO THE ASSETS.

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Article IV
REPRESENTATIONS AND WARRANTIES BY BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1.           Authority.

(a)           Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own and conduct its business as it is now being conducted.

(b)           The execution, delivery, and performance of this Agreement by Buyer has been duly authorized and consented to by the board of directors of Buyer, and no other or additional consent or authorization is required.

(c)           Upon execution and delivery hereof, this Agreement shall constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

(d)           Buyer is not in violation of any of its organizational documents. Neither the execution and delivery of this Agreement by Buyer nor the performance by Buyer of the transaction contemplated hereby will violate any provision of the organizational documents of Buyer. Buyer has provided Seller with a true and complete copy of its charter and by-laws, including any amendments thereto.

Section 4.2.           Due Diligence and Disclosure of Information. Buyer acknowledges that prior to the execution hereof, it or its representatives have been furnished with certain due diligence information regarding the Assets. Buyer acknowledges that, except as set forth herein, neither Seller nor any of its managers, officers, employees, agents, representatives, or Affiliates has or have made, or shall be deemed to have made, and neither Seller nor any of its managers, officers, employees, agents, representatives, or Affiliates is liable for, or bound in any manner by, any representation or warranty as to Seller or the Assets; provided, however, Seller shall be so liable and bound in the event Seller has intentionally omitted or failed to disclose any material due diligence information requested by Buyer.

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Section 4.3.           Delivery of Shares. Buyer will have the lawful and unencumbered right to deliver the Shares to Seller in accordance with Section 1.2 above. A capitalization table listing all of the authorized, issued, and outstanding equity interests of Buyer by class or series (including common and preferred equity) as of immediately prior to the Closing is attached as Schedule 4.3(a). As of the Closing, there are no agreements to issue any equity interests in Buyer other than as set forth on Schedule 4.3(a). The Shares are not subject to any contract or agreement with Seller (other than this Agreement) or with any other party. Buyer agrees, without Seller’s prior written consent, not to issue any equity interests in Buyer between November 1, 2015, and January 4, 2016, outside the ordinary course of business consistent with Buyer’s past practices.

Section 4.4.           Disclosure. To Buyer’s knowledge as of the date of this Agreement, there is no event, fact, occurrence, or failure to disclose on the part of Seller that would result in the breach of any representation or warranty made by Seller herein or that would have a material adverse effect on the Assets.

Article V
COVENANTS

Seller and Buyer covenant and agree with each other as follows and acknowledge that each is relying upon such covenants and agreements in connection with the transaction contemplated hereby:

Section 5.1.           Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things necessary and appropriate to satisfy all conditions of and to consummate the transaction contemplated by this Agreement.

Section 5.2.           Post-Closing Access to Books and Records.  Following the Closing, Seller shall, upon reasonable request, fully cooperate with Buyer and afford to Buyer’s counsel, accountants, and other authorized representatives, reasonable access during normal business hours to all of Seller’s books, records, data, work papers, and correspondence (for purposes of this Section 5.2, collectively, the “Documents”), including, but not limited to, correspondence with taxing authorities and other government entities, and permit Buyer’s counsel, accountants, and other authorized representatives to interview and/or depose Seller’s personnel and to take extracts or make copies of the Documents to the extent that such access may be reasonably requested (i) to facilitate the investigation, litigation, or final disposition of any claim that may have been or may be made against Seller or Buyer or their Affiliates in connection with this Agreement, the Assets, or the Shares, (ii) to facilitate the preparation by Seller or Buyer of materials necessary for any tax filing or filing made with a regulatory authority or the preparation of any tax return, or to respond to any audit, inquiry, or proceeding or other action with respect to any tax return or any other audit, examination, or proceeding of any government entity (all of the foregoing, “Tax Matters”), (iii) to determine Fair Market Value for purposes of Article VIII below, or (iv) for any other reasonable business purpose.

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Section 5.3.           Signage. Seller agrees to remove any signs or other logos used in the operation of its business containing the Domain Names within a reasonable time after the Closing, not to exceed 30 days.

Section 5.4.           Public Announcements. Prior to the Closing and except as may be required by applicable law or the rules of any governmental entity, Buyer and Seller will not issue any press release or make any public statement relating to the transaction contemplated by this Agreement and, after the Closing, Buyer and Seller will consult and agree in writing to any public announcement, such agreement not to be unreasonably withheld, prior to the issuance of any such press release or making of any such public statement. Notwithstanding the foregoing, Seller and Buyer may disclose the existence of this Agreement and its terms to any of its management personnel and the management personnel of its Affiliates and its or their employees

Section 5.5.           Bulk Sales. Buyer and Seller each waive compliance by the other with the applicable provisions of any so-called “bulk sales law” or similar law of any jurisdiction (if and to the extent applicable to the transaction contemplated hereby).

Section 5.6.           Litigation Cooperation. After the Closing, Seller agrees to cooperate with Buyer in connection with the resolution of any litigation, regulatory matter, or any other matter related to the Assets prior to the Closing or for any matter arising after the Closing for which Seller may be obligated to indemnify Buyer (“Litigation Matters”). Seller’s cooperation may include, but is not limited to, providing access to books and records related to a Litigation Matter, access to employees who have or may have information related to a Litigation Matter for interview, deposition, or trial, or any other reasonable cooperation requested by Buyer in connection with a Litigation Matter.

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Section 5.7.           Seller Tax Matters. Buyer agrees to advance funds to Seller with respect to and to pay for all costs and expenses associated with all Seller Tax Matters related to Seller’s 2015, 2016, and 2017 fiscal years, but in no event shall Buyer be liable for the payment of Seller’s tax liabilities.

Section 5.8.           Holding of Shares; Additional Matters. Seller agrees not to distribute or transfer the Shares from the Closing until the 12-month anniversary (to the calendar date) of the Closing. In the event that Seller distributes Shares to any creditor of Seller in satisfaction of a debt owing by Seller to such creditor, a pre-condition to such transfer will be the delivery from such creditor to Seller of an executed written acknowledgment stating that the Shares constitute full satisfaction of the applicable debt. Seller will furnish such acknowledgments to Buyer upon request in advance of any such transfer.

Article VI
CONDITIONS TO RESPECTIVE OBLIGATIONS OF BUYER AND SELLER

The respective obligations of Buyer and Seller under this Agreement are subject to the following conditions:

Section 6.1.           Representations and Warranties True When Made and At Closing. All of the representations and warranties of Seller and Buyer shall be true in all material respects as of the date of this Agreement and at the Closing (unless made as of another designated date, in which case they shall be shall be true in all material respects as of such date).

Section 6.2.           Regulatory and Government Approvals. The parties shall have obtained at or prior to the Closing all requisite regulatory and third party approvals, if any, required to complete the transaction contemplated herein.

Section 6.3.           Performance of Obligations. The performance of the obligations and covenants of the parties hereto that are required to be discharged prior to or at the Closing or such other date as may be set forth herein shall be discharged in all material respects prior to or at the Closing or prior to or at such other date.

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Section 6.4.           Delivery of Signed Documents. This Agreement and all other agreements and instruments of transfer and assignment deemed necessary pursuant to Section 2.2 above shall have been executed (and notarized, if applicable) by the appropriate party and delivered to the other party.

Article VII
ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLER

All obligations of Buyer and Seller which are to be discharged under this Agreement at the Closing or at such other date as may be set forth herein are subject to the performance at or prior to the Closing or such other date of all agreements contained herein which are to be performed by the other party at or prior to the Closing or at or prior to such other date.

Article VIII
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

Section 8.1.           Survival of Representations, Warranties, Covenants, Agreements, and Obligations. The representations, warranties, covenants, agreements, and obligations of the parties made in this Agreement shall survive the Closing and any investigation by the parties with respect thereto, as follows:

(a)           The representations and warranties set out in Sections 3.1 and 4.1 above, for a period equal to the statute of limitations pertaining to written agreements in the State of Oregon.

(b)           All other representations and warranties made in this Agreement, for a period of one year following the Closing.

(c)           All covenants, agreements, and obligations made in this Agreement (other than those in Section 1.4 above), shall survive in accordance with their terms, but in no event longer than 36 months following the Closing.

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Section 8.2.           Indemnification.

(a)           Seller agrees, for a period of one year following the Closing, to indemnify and hold Buyer, its Affiliates, and their respective officers, directors, shareholders, employees, successors, and assigns harmless from all damages, losses, or expenses (including, without limitation, reasonable attorney’s, accountant’s, and expert witness’s fees and expenses) (collectively, “Losses”) suffered or paid, directly or indirectly, as a result of or arising out of:

(1)           any breach or default in the performance by Seller of any covenant or agreement of Seller contained in this Agreement or any related document executed pursuant hereto;

(2)           any breach of warranty or inaccurate or erroneous representation made by Seller as of the date made herein (unless such breach of warranty or inaccurate or erroneous representation was known by Buyer to exist prior to consummation of the Closing hereunder); and

(3)           any claim or action against Seller by Seller’s former employees, note holders, creditors, or other Seller-related parties.

Provided, however, Buyer acknowledges that the indemnification responsibilities of Seller hereunder shall be, notwithstanding the prior terms hereof, limited as follows:

(i)           Buyer’s sole source of recovery with respect to any breach or indemnification claim hereunder shall be one or more of the Shares transferred hereunder, which shall be valued for purposes of this Article VIII at the greater of $0.50 per Share or Fair Market Value per Share. “Fair Market Value” of a Share means, in the event the Shares are listed and publicly traded on a U.S. stock exchange, the average of the closing prices for each of the most recent 10 trading days and, in the event the Shares are not listed and publicly traded on a U.S. stock exchange, the value of a Share based on the most recent valuation of Shares used for Buyer’s equity compensation. In no event shall Seller have any liability hereunder in excess of the Shares transferred hereunder. At Seller’s election, Seller may compensate Buyer for any claim in cash in whole or partial substitution for Shares; and

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(ii)           the indemnification obligations of Seller hereunder shall be the exclusive remedy of Buyer with respect to any matter arising under this Agreement or the transaction contemplated herein.

Without limiting the foregoing, Buyer acknowledges that Seller’s stockholders, control persons, directors, officers, creditors, members, managers, principals, agents, Affiliates and other related parties shall have no liability or obligation to Buyer in any circumstances relating to this Agreement or the transaction contemplated hereby and that Buyer shall have no recourse to any such parties.

(b)           Buyer agrees, for a period of one year following the Closing, to indemnify and hold Seller, its Affiliates, and their respective officers, directors, shareholders, employees, successors, and assigns harmless from all Losses suffered or paid, directly or indirectly, as a result of or arising out of:

(1)           any breach or default in the performance by Buyer of any covenant or agreement of Buyer contained in this Agreement or any related document executed pursuant hereto; and

(2)           any breach of warranty or inaccurate or erroneous representation made by Buyer as of the date made herein (unless such breach of warranty or inaccurate or erroneous representation was known by Seller to exist prior to consummation of the Closing hereunder).

Provided, however, Seller acknowledges that the indemnification responsibilities of Buyer hereunder shall be, notwithstanding the prior terms hereof, limited as follows:

(i)           Seller’s sole source of recovery with respect to any breach or indemnification claim hereunder shall be, for each Share of Buyer then owned by Seller, the Fair Market Value per Share. “Fair Market Value” of a Share means, in the event the Shares are listed and publicly traded on a U.S. stock exchange, the average of the closing prices for each of the most recent 10 trading days and, in the event the Shares are not listed and publicly traded on a U.S. stock exchange, the value of a Share based on the most recent valuation of Shares used for Seller’s equity compensation. In no event shall Buyer have any liability hereunder in excess thereof; and

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(ii)           the indemnification obligations of Buyer hereunder shall be the exclusive remedy of Seller with respect to any matter arising under this Agreement or the transaction contemplated herein.

Without limiting the foregoing, Seller acknowledges that Buyer’s stockholders, control persons, directors, officers, creditors, members, managers, principals, agents, Affiliates and other related parties shall have no liability or obligation to Seller in any circumstances relating to this Agreement or the transaction contemplated hereby and that Seller shall have no recourse to any such parties.

Section 8.3.           Assertion of Claims. No indemnity claim shall be brought by Buyer against Seller under this Article VIII and Buyer shall not be entitled to receive any payment with respect thereto, unless Buyer gives Seller written notice of the existence of any such claim prior to the expiration of the applicable time period set forth in Section 8.2 above. Such notice must specify in detail the nature and dollar value of the alleged breach and must be accompanied by all documentation in the possession or control of Buyer evidencing such breach. Except as set forth in this Article VIII, if Buyer and Seller fail to reach a mutually acceptable resolution of such claim within 30 days after the giving of such notice, Buyer shall have the right to commence proceedings for the enforcement of its rights pursuant to Section 8.4 below.

Section 8.4.           Dispute Resolution.

(a)           Any and all disputes between the parties to this Agreement (defined for the purpose of this provision to include their principals, agents and/or Affiliates) arising out of or in connection with the negotiation, execution, interpretation, performance, or nonperformance of this Agreement and the transaction contemplated herein shall be solely and finally settled by arbitration, which shall be conducted in Portland, Oregon, by a single arbitrator selected by the parties. The arbitrator shall be a lawyer familiar with business transaction of the type contemplated in this Agreement who shall not have been previously employed or affiliated with any of the parties hereto. If the parties fail to agree on the arbitrator within 30 days of the date one of them invokes this arbitration provision, either party may apply to the American Arbitration Association to make the appointment.

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(b)           The parties hereby renounce all recourse to litigation and agree that the award of the arbitrator shall be final and subject to no judicial review. The arbitrator shall conduct the proceedings pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as now or hereafter amended (the “Rules”).

(c)           The arbitrator shall decide the issues submitted (i) in accordance with the provisions and commercial purposes of this Agreement, and (ii) with all substantive questions of law determined under the laws of the State of Oregon (without regard to its principles of conflicts of laws). The arbitrator shall promptly hear and determine (after giving the parties due notice and a reasonable opportunity to be heard) the issues submitted and shall render a decision in writing within 60 days after the appointment of the arbitrator.

(d)           The parties agree to facilitate the arbitration by (i) conducting arbitration hearings to the greatest extent possible on successive days, and (ii) observing strictly the time periods established by the Rules or by the arbitrator for submission of evidence or briefs.

(e)           Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought, and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The arbitrator shall divide all costs (other than fees and expenses of counsel) incurred in conducting the arbitration in the final award in accordance with what the arbitrator deems just and equitable under the circumstances.

(f)           The parties hereto agree that the provisions of this Section 8.4 shall not be construed to prohibit any party from obtaining, in the proper case, specific performance or injunctive relief with respect to the enforcement of any covenant or agreement of another party to this Agreement.

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Section 8.5.           Defense of Claims.

(a)           If any claim or action by a third party arises after the Closing for which Seller is liable under the terms of this Agreement, then in such event Buyer shall notify Seller within 15 days after such claim or action arises and is known to Buyer and shall give Seller a reasonable opportunity: (i) to take part in any examination of any books and records; (ii) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend Buyer; (iii) to take all other required steps or proceedings to settle or defend any such claim or action; and (iv) to employ counsel to contest any such claim or action in the name of Buyer or otherwise. If Seller wishes to assume the defense of such claim or action, it shall give written notice to Buyer and within 10 days thereafter, Buyer shall permit, and Seller shall thereafter assume, the defense of any such claim or liability through counsel reasonably satisfactory to Buyer; provided, however, that Buyer may participate in such defense at its own expense.

(b)           If Seller shall not assume the defense of any such claim or action, Buyer may defend against any such claim or action in such manner as it may deem appropriate (provided, however, that Seller may participate in such defense at its own expense); and further provided that Buyer may not settle such claim or action without the prior written consent of Seller. If no settlement of such claim or action is made, Seller shall satisfy any judgment rendered with respect to such claim or in such action before Buyer is required to do so, and pay all expenses, legal or otherwise, including attorney’s, accountant’s, and expert witness’s fees and costs reasonably and necessarily incurred by Buyer in the defense of such claim or action.

Section 8.6.           Limitation of Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, STATUTORY, OR CONSEQUENTIAL DAMAGES, LOST PROFITS, OR ANY MULTIPLE OF ACTUAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, UNLESS AN APPLICABLE STATUTE REQUIRES THE AWARD OF SUCH DAMAGES OR THAT COMPENSATORY DAMAGES BE INCREASED IN A SPECIFIED MANNER. IN ADDITION, SELLER AND BUYER ACKNOWLEDGE THAT, FROM AND AFTER THE CLOSING, BUYER MAY ALTER, MANIPULATE, BUILD UPON, AND OTHERWISE MODIFY THE SOURCE CODE AND OTHER ASSETS ACQUIRED HEREUNDER AND THAT SELLER SHALL NOT BE LIABLE TO BUYER OR ANY OTHER PARTY FOR LOSSES (AS DEFINED IN SECTION 8.2(A) ABOVE) SUFFERED OR PAID, DIRECTLY OR INDIRECTLY, AS A RESULT OF OR ARISING OUT OF BUYER’S OR ANOTHER PERSON’S POST-CLOSING ACTIONS OR OMMISSIONS WITH RESPECT TO THE ASSETS.

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Section 8.7.           Cooperation. The parties shall cooperate fully with each other in connection with the defense, negotiation, or settlement of any third party claim or demand and shall also cooperate with each other to maximize the availability of insurance coverage under policies maintained by Seller immediately preceding the Closing and under policies maintained by Buyer immediately following the Closing for claims or actions by third parties which may be subject to indemnification pursuant to this Article VIII. If the insurance carrier for such policies agrees to defend such claim, such defense shall be tendered to such insurance carrier and the rights of the parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier.

Section 8.8.           Indemnity Claim Not Involving Litigation. Notwithstanding anything to the contrary in this Article VIII, if the indemnity claim does not involve a pending suit or proceeding, then Seller shall first have a period of 90 calendar days from the date of delivery of notice of said claim to it to cure, settle, or otherwise resolve said claim (the “Cure Period”). During the Cure Period, Buyer shall provide Seller with such information and documentation as Seller may reasonably request to assist Seller in curing, settling, or resolving said claim. Any settlement or resolution of said claim, and the continued handling of any such claim which has not been cured, settled, or resolved within the Cure Period, shall be handled in accordance with the applicable provisions of this Article VIII.

Article IX
MISCELLANEOUS

Section 9.1.           Notices. All notices provided for hereunder shall be in writing and shall be deemed to be given:

(a)           When delivered in person or by facsimile transmission (with a time and date stamped facsimile receipt) to the individual, or to an officer of the company, to whom the notice is directed.

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(b)           Three days after the same has been deposited in the United States mail, sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided in this Section.

(c)           When delivered by a generally recognized overnight delivery service (including United States Express Mail), with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section.

Notices shall be directed as follows:

If to Seller, to:

Geoff Campbell, President

Allsay, Inc.

3123 NW Industrial Street

Portland, OR 97210

with a copy (which shall not constitute notice) to:

Gordon Moodie, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

If to Buyer, to:

Stanley W. Fields, CEO

NewsBeat Social, Inc.

3123 NW Industrial Street

Portland, Oregon 97210

with a copy (which shall not constitute notice) to:

Steven D. Adler, P.C.

2130 NE Klickitat Street

Portland, Oregon 97212

or at such other place or places or to such other person or persons as shall be designated by like notice by any party hereto.

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Section 9.2.           Expenses. Each party hereto shall pay its own expenses, including without limitation, fees and expenses of its agents, representatives, counsel, auditors, and accountants incidental to the preparation and carrying out of this Agreement.

Section 9.3.           Attorney’s Fees. In the event of any controversy, claim, or dispute between or among any of the parties hereto arising out of or relating to this Agreement, or any default or breach or alleged default or breach hereof, each party shall pay its own attorney’s, accountant’s, and expert witness’s fees, costs and expenses associated with any such action. If any party hereto shall be joined as a party in any judicial, administrative, or other legal proceeding arising from or incidental to any obligation, conduct, or action of another party hereto, the party so joined shall be entitled to be reimbursed by the other party for its reasonable attorney’s, accountant’s, and expert witness’s fees, costs, and expenses associated therewith.

Section 9.4.           Parties in Interest. This Agreement shall inure to the benefit and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

Section 9.5.           Entire Agreement. This Agreement embodies the whole agreement of the parties. There are no promises, terms, conditions, or obligations other than those expressly contained herein. All previous negotiations between the parties, either verbal or written, not herein contained are hereby withdrawn and annulled. This Agreement shall supersede all previous communications, representations, or agreements, either verbal or written, between the parties hereto.

Section 9.6.           Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each party hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 9.7.           Captions. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, either of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

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Section 9.8.           Governing Law. This Agreement shall be construed and enforced in accordance with the internal substantive laws of the State of Oregon without regard to its principles of conflict of laws.

Section 9.9.           Assignment. Buyer will not assign its interests in this Agreement without the prior written consent of Seller. Seller will not assign its interests in this Agreement without the prior written consent of Buyer.

Section 9.10.           Time of the Essence. Time shall be of the essence of this Agreement.

Section 9.11.           Further Assurances. Each of the parties hereto agrees promptly to do, make, execute, deliver, or cause to be done, made, executed, or delivered at its own expense all such further acts, documents, and things as the other party hereto may reasonably require for the purpose of giving effect to this Agreement, whether before or after the Closing.

Section 9.12.           Severability. If any covenant, obligation, or agreement of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, obligation, or agreement to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each covenant, obligation, and agreement of this Agreement shall be separately valid and enforceable to the fullest extent permitted by the law.

Section 9.13.           Counterparts. This Agreement may be executed in any number of counterparts, each of which when delivered shall be deemed to be an original and all of which together shall constitute one and the same document. A signed facsimile or electronic copy of this Agreement shall be effectual and valid proof of execution and delivery.

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IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Memorandum to be effective on the date first above written.

BUYER:		SELLER:

NEWSBEAT SOCIAL, INC.		ALLSAY, INC.

By:	/s/ Stanley W. Fields	By:	/s/ Geoff Campbell
	Stanley W. Fields, CEO		Geoff Campbell, President

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AMENDMENT 1:

MEMORANDUM OF ASSET PURCHASE AND SALE AGREEMENT

In reference to the MEMORANDUM OF ASSET PURCHASE AND SALE AGREEMENT, dated November 17, 2015 and executed by NewsBeat Social Inc. ("Buyer'') and AllSay Inc. ("Seller''), Buyer and Seller mutually agree to the following amendments as of November 30, 2015:

1.	Pre-amble paragraph

The second paragraph updates the language "effective date" to Effective Date to make Effective Date a defined term.

2.	Section 2.1

The definition of Closing to be amended to the following:

Closing. The closing of the transaction provided for in this Agreement (the "Closing") shall take place on November 17, 2015.

The definition of Effective Date to be added to 2.1

Effective Date. The date at which the terms and conditions of the transaction were agreed to.

3.	Section 5.8

First sentence is replaced in its entirety by the following sentence:

Seller agrees not to distribute or transfer the Shares from the Closing until July 1, 2016.

4.	Section 8.2

(a)	First sentence is replaced in its entirety by the following sentence:

Seller agrees, for a period of one year following the Effective Date, to indemnify and hold Buyer, its Affiliates, and their respective officers, directors, shareholders, employees, successors, and assigns harmless from all damages, losses, or expenses (including, without limitation, reasonable attorney's, accountant's, and expert witness's fees and expenses) (collectively, "Losses") suffered or paid, directly or indirectly, as a result of or arising out of:

5.	Section 8.2

(b)	First sentence is replaced in its entirety by the following sentence:

Buyer agrees, for a period of one year following the Effective Date, to indemnify and hold Seller, its Affiliates, and their respective officers, directors, shareholders, employees, successors, and assigns harmless from all Losses suffered or paid, directly or indirectly, as a result of or arising out of:

IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Amendment #1 to be effective on the date first above written.

BUYER:		SELLER:

NEWSBEAT SOCIAL, INC.		ALLSAY, INC.

By:	/s/ Stanley W. Fields	By:	/s/ Geoff Campbell
	Stanley W. Fields, CEO		Geoff Campbell, CEO